Exhibit 99.1

GeoVax Reports 2017 Third Quarter Financial Results

and Development Program Updates

Progress in Multiple Vaccine Programs Including

HIV, Zika, Lassa Fever, Malaria, Hepatitis B, and Cancer Immunotherapy

ATLANTA, GA, November 9, 2017 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines using its novel viral vector platform technology, announced its financial results for the quarter ended September 30, 2017, and provided the following update for its research and development programs.

Vaccine Development Update:

Continued Validation of MVA-VLP Vaccine Platform – GeoVax’s product pipeline is based on its Modified Vaccine Ankara (MVA) Virus-Like Particle (VLP) vaccine platform. This platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection and stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control target infections.

As discussed in more detail below, the Company’s original application of its technology was in developing preventive HIV vaccines. More recently it expanded to preventive vaccines for Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for HIV, chronic Hepatitis B infections and cancers.

GeoVax continues to build an impressive data set for its MVA-VLP platform, now with preclinical proof-of-concept in four disease indications (HIV, Zika, Lassa, Ebola), and excellent safety and immunogenicity in clinical trials of its HIV vaccine involving 500 individuals. These data provide strong rationale for expecting clinical efficacy for the current vaccine development programs, as well as encouragement for future pipeline expansion to additional disease indications.

HIV Preventive Vaccines – GeoVax’s most advanced program is a prophylactic vaccine (designated GOVX-B11) for the clade B subtype of HIV, the most common form of HIV in North America, Western Europe, Australia and Japan. This program has successfully completed phase 1 and phase 2a human clinical trials, which were conducted by the HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Diseases (NIAID).

In January 2017, the HVTN initiated a phase 1 human clinical trial of GOVX-B11, (trial designation HVTN 114) to evaluate the durability of immune responses elicited by GOVX-B11 and the effects of late boosts (additional vaccinations) on the antibody responses elicited by the GOVX-B11.

The next planned clinical trial of GOVX-B11 will be an additional Phase 1 trial, evaluating the safety and immunogenicity of a prime-boost regimen of GOVX-B11 with and without two additional protein boosts. This trial will be conducted by HVTN with funding from NIAID; the Company anticipates a start date in mid-2018. Both this trial and HVTN 114 will contribute data critical in determining the regimen to be used in a future phase 2b efficacy trial. During 2017, GeoVax continued its work under a NIAID contract of up to $7.8 million for production of the DNA component of GOVX-B11 intended for the later-stage clinical trials.

GeoVax also continued preclinical work funded by grants from NIAID for its vaccine for the clade C HIV subtype prevalent in Africa. In October 2017, the Company reported the elicitation of a key precursor for broadly neutralizing antibody for the HIV CD4 binding site, a significant advance in HIV vaccine development. The findings were published in the peer-reviewed open access journal PLOS ONE, and can be viewed at: http://journals.plos.org/plosone/article?id=10.1371/journal.pone.0177863.

HIV Therapeutic Vaccine (“Functional Cure” Program) – In March 2017, GeoVax began a collaboration with American Gene Technologies International, Inc. (AGT) with the goal of developing a functional cure for HIV infection through AGT’s gene therapy technology in combination with GeoVax’s HIV vaccine. The Company expects AGT to file an Investigation New Drug (IND) application in early 2018 and to initiate human clinical trials of the companies’ combined technologies in mid-2018.

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Zika Vaccine – In June 2017, at the American Society for Microbiology (ASM) conference (ASM MICROBE 2017), and later in August at the 5th Annual Meeting of Cambridge Healthtech Institute, Immuno-Oncology Summit, in Boston, as well as in October 2017, at the 18th World Vaccine Congress Europe in Barcelona, GeoVax presented data showing that a single dose of its Zika vaccine (GEO-ZM02) gave 100% protection in mice challenged with a lethal dose of Zika virus (ZIKV) delivered directly into the brain. This is the first report of i) a Zika vaccine based on the ZIKV non-structural (NS1) protein, and ii) single-dose protection against ZIKV using an immunocompetent lethal mouse challenge model. The vaccine was tested at the Centers for Disease Control and Prevention (CDC) in Ft. Collins, CO with funding from the CDC. GeoVax’s approach to a Zika vaccine is unique in that it uses the non-structural protein NS1instead of the commonly used structural proteins for immunogens, and thus avoids potential Antibody Dependent Enhancement (ADE) of infection, a safety concern for Zika vaccines based on structural proteins.

Preclinical efficacy of GEO-ZM02 was published in the peer-reviewed open access journal Scientific Reports by Nature Research under the title of “A Zika Vaccine Targeting NS1 Protein Protects Immunocompetent Adult Mice in a Lethal Challenge Model” and can be viewed at www.nature.com/articles/s41598-017-15039-8.

Also in June, the National Institutes of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), awarded GeoVax a Small Business Innovative Research (SBIR) grant of $600,000 to support advanced preclinical testing, including non-human primate studies, for its Zika vaccine development program in preparation for a Phase 1 human clinical study.

Lassa Fever Vaccine – In July 2017, GeoVax reported a significant step forward in the development of a vaccine candidate for protection against Lassa hemorrhagic fever virus (LASV). Efficacy testing in a murine challenge model (using a chimeric LASV reassortant) showed a single intramuscular dose of GEO-LM01, provided 100% protection to mice infected with a lethal dose of the challenge virus directly delivered into the brain. The study was conducted, and successfully repeated, at the Institute of Human Virology at the University of Maryland School of Medicine. Also in July, the Company expanded its LASV vaccine development efforts through a collaboration with The Scripps Research Institute located in San Diego, CA.

In October, at the International Society for Vaccines, at the Institute Pasteur Paris, France, GeoVax presented updates on efficacy data of its single dose vaccine for Lassa fever virus.

Earlier, a single dose of GeoVax’s Ebola (EBOV) vaccine was shown to protect 100% of rhesus monkeys against death. GeoVax is also developing vaccines against Sudan virus (SUDV) and Marburg virus (MARV), two other lethal hemorrhagic fever viruses for which no effective vaccine currently exists. In addition to developing the four individual hemorrhagic fever vaccines (EBOV, LASV, SUDV, MARV), the Company’s goal is to combine the vaccines into a single tetravalent vaccine to provide broad protection for individuals at-risk for these viruses. In October, together with its collaborators at Rocky Mountain Laboratories of NIH, GeoVax submitted a manuscript for publication to a prestigious peer reviewed Journal describing efficacy data for its MVA-VLP-Ebola vaccine.

Immuno-oncology Program – In August 2017, at the 5th Annual Meeting of Cambridge Healthtech Institute, Immuno-Oncology Summit, in Boston, MA, as well as in October, at the 18th World Vaccine Congress Europe in Barcelona, GeoVax presented preliminary results from studies of its cancer vaccine in collaboration with ViaMune, Inc. The studies were performed by the laboratory of Dr. Pinku Mukherjee, PhD, at the University of North Carolina at Charlotte. GeoVax and ViaMune are each developing products that target an abnormal form of the cell surface-associated protein, Mucin 1 (MUC1), which is overexpressed in metastatic cancers (e.g. breast, pancreatic, lung, and ovarian cancers) and circulating tumor cells and which is often used as a diagnostic marker for cancer progression. In a human MUC1 colon adenocarcinoma mouse tumor model, groups of hMUC1 transgenic mice with established tumors were treated with MTI (ViaMune’s synthetic vaccine), MVA-VLP-MUC1 (GeoVax’s viral-vectored vaccine) or a combination of both. All treatment groups received an immune checkpoint inhibitor in the form of an anti-PD-1 antibody. The results from two studies indicate that a combined vaccine approach increases the therapeutic potential of anti-PD-1 therapy, giving excellent scientific justification to vigorously pursue additional investigation of this potential cancer vaccine.

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Malaria Vaccine – In January, GeoVax initiated a program to develop a malaria vaccine using its MVA-VLP viral vector platform through collaboration with The Burnet Institute in Australia. The Company has completed construction of 4 vaccine candidates which have been shipped to Burnet Institute and are currently being evaluated in preclinical proof-of-concept studies.

Chronic Hepatitis B Immunotherapy – During the first quarter of 2017, GeoVax added Georgia State University and Peking University as collaborators to develop a therapeutic vaccine for chronic hepatitis B infection. Preclinical proof-of-concept studies are ongoing.

Financial Review

GeoVax reported a net loss of $588,787 ($0.01 per share) for the three months ended September 30, 2017, compared to $464,200 ($0.01 per share) for the same period in 2016. For the nine months ended September 30, 2017, the Company’s net loss was $1,653,979 ($0.03 per share) as compared to $2,336,314 ($0.06 per share) in 2016.

The Company reported grant and collaboration revenues of $247,997 and $895,866 for the three-month and nine-month periods of 2017, respectively. This compares to $440,106 and $653,986 of grant revenue reported for the comparable periods of 2016. As of September 30, 2017, there is $744,769 in approved grant funds remaining and available for use.

Research and development (R&D) expenses were $498,200 and $1,568,093 for the three-month and nine- month periods of 2017, respectively, as compared to $683,939 and $1,519,519 for the comparable periods of 2016. R&D expenses include direct costs funded by NIH grants, as well as other vaccine manufacturing and testing costs. General and administrative (G&A) expenses were $340,143 and $985,001 for the three-month and nine-month periods of 2017, respectively, as compared to $220,707 and $1,472,030 for the comparable periods of 2016.

GeoVax reported cash balances of $343,826 at September 30, 2017, as compared to $454,030 at December 31, 2016. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. The Company’s HIV-1 preventive vaccine for the clade B, the dominant subtype in the Americas, Western Europe and Australia, is advancing in human trials conducted by the HIV Vaccine Trials Network (HVTN). Preclinical programs are focused on preventive vaccines for Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for HIV, chronic Hepatitis B infections and cancers. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine, mimicking a natural infection and stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Grant revenue	$248	$440	$896	$654

Operating expenses:
Research and development	498	684	1,568	1,519
General and administrative	340	221	985	1,472
	838	905	2,553	2,991

Other income:
Interest income	1	1	3	1
	1	1	3	1

Net loss	$(589)	$(464)	$(1,654)	$(2,336)

Loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.06)

GEOVAX LABS, INC.
Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	Sep 30,	Dec. 31,
	2017	2016
Assets:
Cash and cash equivalents	$344	$454
Other current assets	102	90
Total current assets	446	544

Property, net	39	55
Other assets	11	11
Total assets	$496	$610

Liabilities and stockholders’ equity
Current liabilities	$732	$370
Stockholders’ equity	(236)	240
Total liabilities and stockholders’ equity	$496	$610

Common shares outstanding	70,914	55,235

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